Coty Reports Q3 Results And Shares Multi-Pronged Plan of Attack to Fuel Momentum in FY26 and Beyond

Q3 Results and Near-Term Outlook Reflect Complex Operating Environment
Strong Focus on Protecting Profitability and Cash Flow
All-In to Win Transformation Program to Boost Agility, Scale and Efficiency
Robust Pipeline of Launches, Distribution Expansion and Adjacent Opportunities for FY26
Updates Fiscal 2025 Outlook

NEW YORK - May 6, 2025-- Coty Inc. (NYSE: COTY) (Paris: COTY) ("Coty" or "the Company") today announced its results for the first nine months and third quarter of fiscal year 2025, ended March 31, 2025. While an uncertain market backdrop and FX headwinds led to declining Q3 sales, Coty has built robust plans to fuel operational and financial improvement in FY26 and beyond.

"Across economic cycles, beauty has remained resilient for decades. Even in this challenging landscape, we have significantly strengthened our strategic, operational, and financial fundamentals, driving margin expansion, stronger cash flow generation, and substantial deleveraging over the past four years,” said Sue Nabi, Coty's CEO. “While we are not satisfied with our net revenue performance, Coty’s strong fundamentals, coupled with our multi-pronged attack-plan for accelerating innovation, distribution and efficiencies, gives us confidence for the years ahead.

2025 remains a transition year for Coty. In Prestige, we are absorbing the triple-headwind of a slowing fragrance market, lapping a blockbuster innovation year, and depleting elevated retailer inventory, all of which was particularly acute in the U.S. We are laser focused on entering FY26 with alignment between sell-in and sell-out, to create a healthy baseline for growth. In Consumer Beauty, we have begun recalibrating our business in response to diverging market trends between cosmetics on the one hand and fragrances on the other hand, taking into account our relative strengths. Our goal is to strengthen our cosmetics business while making it more profitable, while in parallel over-driving our mass fragrances business where we have leadership and a strong margin profile.

Importantly, we are in control of our destiny and are already making the changes needed to address many of these challenges, with new leadership in the U.S. as the market has slowed in recent months, an updated organizational structure to drive faster changes and improved execution, and a robust cost savings program to protect our P&L and increase our firepower to accelerate our business."

RESULTS AT A GLANCE

	Three Months Ended March 31, 2025			Nine Months Ended March 31, 2025
(in millions, except per share data)		Change YoY			Change YoY
COTY, INC.		Reported Basis	(LFL)(a)		Reported Basis	(LFL)
Net revenues	$1,299.1	(6%)	(3%)	$4,640.5	(2%)	—%
Operating income - reported	(280.4)	<(100%)		225.6	(56)%
Net income attributable to common shareholders - reported **	(409.0)	<(100%)		(309.0)	<(100%)
Operating income - adjusted*	147.9	3%		785.2	4%
Net income attributable to common shareholders - adjusted* **	6.8	(84%)		233.7	(33)%
EBITDA - adjusted	204.2	2%		955.0	3%
EPS attributable to common shareholders (diluted) - reported	$(0.47)	N/A		$(0.36)	<(100%)
EPS attributable to common shareholders (diluted) - adjusted*	$0.01	(80%)		$0.27	(31%)
(a) LFL results for the three and nine months ended March 31, 2025 include 0% help and 1% help, respectively from Argentina resulting from significant price increases due to hyperinflation.
*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Coty Inc. is net of the Convertible Series B Preferred Stock dividends.

Nine Months Ended March 31, 2025, Summary Results

For the nine months ended March 31, 2025, compared to the nine months ended March 31, 2024:

•Net revenue of $4,640.5 million decreased 2% year-over-year and included a 2% negative impact from FX. LFL net revenue were flat year-on-year.
•Prestige net revenue of $3,059.6 million, or 66% of the Company's total sales, were slightly positive year-over-year on a reported basis and grew 2% on a LFL basis.
•Consumer Beauty net revenue of $1,580.9 million, or 34% of the Company's total sales, declined 7% on a reported basis and declined 3% on a LFL basis.
•Reported gross margin of 65.5% increased 110 basis points year-over-year, while adjusted gross margin of 65.6% increased by 120 basis points.
•Reported operating income of $225.6 million declined 56% year-over-year, with a reported operating margin of 4.9%.
•Adjusted operating income of $785.2 million increased by 4% year-over-year, while the adjusted operating margin of 16.9% reflected 100 basis points of margin expansion.
•Reported net loss of $309.0 million decreased from net income of $176.4 million in the prior year.
•Reported EPS of $(0.36) declined from $0.20 in the prior year, and includes a negative impact from the equity swap mark-to-market of $0.21.
•Adjusted EPS of $0.27 decreased from adjusted EPS of $0.39 in the prior year, and includes a negative impact from the equity swap mark-to-market of $0.21.
•Adjusted EBITDA totaled $955.0 million, up 3% year-over-year, resulting in an adjusted EBITDA margin of 20.6%, which reflected a strong 110 basis points of margin expansion.
•Cash from operating activities was $409.4 million and free cash flow was $242.7 million.

Three Months Ended March 31, 2025, Summary Results

For the three months ended March 31, 2025, compared to the three months ended March 31, 2024:

•Net revenue of $1,299.1 million declined 6% on a reported basis and included a 3% headwind from FX. Coty's Q3 net revenue declined 3% on a LFL basis.
•Prestige net revenue of $829.4 million or 64% of Coty sales decreased 4% on a reported basis and declined 2.5% LFL.
•Consumer Beauty net revenue of $469.7 million, or 36% of Coty sales, decreased by 9% on a reported basis, with LFL sales declining 5%.
•Reported gross margin of 64.1% decreased 70 basis points year-over-year, while adjusted gross margin of 64.3% decreased by 50 basis points.
•Reported operating loss of $280.4 million declined from reported operating income of $77.8 million in the prior year, resulting in a reported loss margin of 21.6%.
•Adjusted operating income of $147.9 million grew 3% year-over-year, resulting in an adjusted operating margin of 11.4%, which expanded by 100 basis points year-over-year.
•Reported net loss of $409.0 million decreased from net income of $0.5 million in the prior year.
•Reported EPS of $(0.47) decreased from $0.00 in the prior year, and included a negative impact from the equity swap mark-to-market of $0.07.
•Adjusted EPS of $0.01 decreased from adjusted EPS of $0.05 in the prior year, and includes a negative impact from the equity swap mark-to-market of $0.07.
•Adjusted EBITDA of $204.2 million increased 2% year-over-year, driving an adjusted EBITDA margin of 15.7%, expanding by 130 basis points year-over-year. Coty's adjusted EBITDA growth in both periods was boosted by short term savings.
•Cash outflow from operating activities was $122.5 million and free cash outflow totaled $168.4 million.

The Q3 and fiscal year-to-date reported operating results included a $212.8 million asset impairment charge primarily in Consumer Beauty's color cosmetics business, reflecting the more challenged category trends in the U.S. and Europe.

Total debt at the end of the third quarter totaled $3,858.8 million, while financial net debt was $3,615.3 million. This drove the total debt to net loss ratio of 10.2x and the financial leverage ratio (net debt to adjusted EBITDA) to 3.2x, a reduction of 0.2x versus a year ago. Coty’s retained 25.8% Wella stake was valued at $1,000.0 million at quarter-end, supporting economic net debt of $2,615.3 million.

Continuing on the operating results, Sue Nabi, Coty's CEO, said:

"We are much more strongly positioned to navigate the current complex dynamics including tariffs and broader macroeconomic uncertainty, supported by the strategic, operational and financial fundamentals which we’ve significantly strengthened over the last four years, even in the context of the highly constrained P&L. These improved fundamentals coupled with our multi-pronged plan of attack for accelerating innovation, distribution and efficiencies, give us measured confidence that business trends should gradually improve over the course of FY26.

First, beauty has always been a resilient category across economic cycles, precisely because of its aspirational nature and its affordability for consumers looking for a personal indulgence during more difficult times. We expect this economic cycle will be no different, with fragrances - both prestige and mass - now positioned to be one of the better performing beauty categories as the "fragrance index" remains at play. In fact, even as the U.S. beauty market is now in a moderate decline, the fragrance category continues to grow solidly across price points.

Second, in our Prestige business, we have robust plans to accelerate growth in FY26 and beyond, including a blockbuster launch in 1H FY26, a blockbuster launch in 2H FY26, the extension of one of our major brands into the U.S., and plans to capture many scenting opportunities, including ultra premium fragrances, body mists and pen sprays.

Third, in Consumer Beauty, we have a strong program here as well for FY26 and beyond, including new innovations under key mass fragrance brands, building on the exceptionally strong adidas Vibes collection launched this year, launching new fragrance lines co-developed with key retailers, expanding into body mists and other adjacencies, introducing several new technologies under our cosmetics brands, all while over driving the winning channels such as e-com and TikTok shop.

Fourth, the newly announced next phase of our All in To Win program will boost our agility and scale, while unlocking an incremental $370M in fixed cost and productivity savings in FY26 & FY27. These savings coupled with the pricing power of our brands should be able to offset the impact from the announced tariffs. In fact, Coty remains relatively better positioned to weather the tariff headwinds given our geographically diverse sales base, manufacturing, and sourcing.

And finally, with our brand desirability and equity at the highest level in years, a pipeline of initiatives which is the strongest in 5 years, and our margins, profit, debt and leverage all significantly improved versus four years ago, we have the levers to protect our profitability and cash flow in a variety of macroeconomic scenarios. Coty remains well positioned to succeed and outperform in the coming years."

Strategic Updates:

•The prestige fragrance category continued to grow, but moderated to a mid-single-digit percentage pace in Q3 on a comparable basis.
•The global mass beauty category declined by a low-single-digit percentage in Q3, well-below the nearly 10% growth in last year's third quarter, which benefited from inflation-driven pricing.
•Coty saw continued above market e-commerce sell-out in both Prestige and Consumer Beauty in Q3, which accounts for approximately 20% of the Company's sales.
•Coty continued to make progress on its sustainability agenda. In the quarter, Coty announced improvements in its Environmental, Social, and Governance (ESG) ratings from MSCI to A from BB, and from Sustainalytics from 23.9 (medium risk) to 18.1 (low risk).
•Coty announced the launch of the next phase of its transformative “All-in to Win” program, establishing a simplified and scaled operating model, reducing complexity across functions and markets, and sharpening its focus on top innovation and market priorities. The program is expected to generate annual fixed cost savings of approximately $130 million before taxes over two years. The combination of the fixed cost savings program and ongoing productivity savings of approximately $120 million annually is expected to deliver close to $500 million of savings between FY25 and FY27.

Pipeline for FY26 and Beyond:

Prestige Plans
•Blockbuster launches in 1H and 2H FY26
•Extension of one of our major brands into the U.S.
•New brand launch on Amazon in the fall
•More expansions into scenting opportunities, ultra-premium fragrances, body mists and pen sprays

Consumer Beauty Plans

•New innovations under key mass fragrance brands, building on the exceptionally strong adidas Vibes collection launched this year
•Launching new fragrance lines co-developed with key retailers
•Expansions into body mists and other adjacencies
•Introducing new cosmetics technologies, particularly in mascara and nail, with amplified consumer benefits
•Driving activity through winning channels such as e-com and TikTok shop

Outlook

As part of FY25 being a transition year, both in Q3 and even more so in Q4, Coty is continuing to clean the baseline including assuring that retailer inventories are rightsized relative to the current demand trends, that the Company is rebalancing our resources within Consumer Beauty to overdrive our profit engines while scaling its cosmetics innovations, and that the business remains disciplined in its promotional activity to protect the health of its brands. All of these efforts are targeted to prepare for a gradual improvement in sales trends over the course of FY26, underpinned by multiple levers, including several major launches in both divisions, geographic and channel expansion, and incrementally higher pricing contribution. And at the same time, Coty is actively intervening in key areas of the business to set the Company on stronger footing into FY26 and beyond. This includes stepped up fixed cost savings and productivity savings to protect the P&L and fuel its brands, and making concrete changes in its organizational set-up and leadership in key markets like the U.S. to improve execution and sell-out trends.

The continuation of current category trends, coupled with Coty’s active interventions to clean up the baseline of the business to prepare for healthier FY26 business improvement, are driving Coty’s expectation for a high single digit LFL decline in sales in Q4. This translates to a 2% decline in FY25 LFL sales. On the reported revenue side, Coty sees a mid single digit decline in reported sales, which embeds a roughly 3% headwind from FX. The Company continues to expect continued expansion in FY25 gross margins to approximately 65%, consistent with its prior outlook. Coty remains on track to deliver EBITDA margin expansion at the lower end of its guidance range, with approximately 70 basis points of expansion to roughly 18.5%. This translates to roughly flattish EBITDA in FY25, which includes a low single digit headwind from FX. The benefit from both lower interest expense and a lower tax rate is supporting relatively stronger EPS delivery, with FY25 EPS expected to be $0.49-0.50, near the low end of its prior guidance range.

On the cash flow side, Coty now expects FY25 free cash flow of approximately $300M. Finally, Coty expects leverage at the end of FY25 to be relatively inline with its leverage at the end of Q3.

Financial Results*

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•Year-to-date reported net revenue of $4,640.5 million decreased 2% year-over-year driven by a 7% decrease in Consumer Beauty reported net revenue and a 2% negative impact from FX. Prestige reported net revenue was flat year-over-year. On a LFL basis, net revenue was slightly positive driven by a 2% increase in Prestige LFL net revenue mostly offset by a 3% decrease in Consumer Beauty net revenue.
•3Q25 reported net revenue of $1,299.1 million decreased 6% year-over-year, which reflected a 4% decrease in Prestige reported net revenue as well as an 9% decrease in Consumer Beauty reported net revenue and a 3% headwind from FX. On a LFL basis, net revenue declined 3% reflecting a 3% decrease in Prestige and a 5% decline in Consumer Beauty.

Gross Margin:
•Year-to-date reported gross margin of 65.5% increased 110 basis points year-over-year. The improvement in reported gross margin was mainly driven by supply chain savings, excess & obsolescence reduction, and a net benefit from pricing. Year-to-date adjusted gross margin of 65.6% increased by 120 basis points from 64.4% in the prior year.
•3Q25 reported gross margin of 64.1% decreased 70 basis points year-over-year reflecting a normalization off the elevated gross margin levels in the prior year quarter. 3Q25 adjusted gross margin of 64.3% decreased by 50 basis points from 64.8% in the prior year.

Reported Profit:
•Year-to-date reported operating income of $225.6 million declined from $512.0 million in the prior year. The decline in reported operating income included a $212.8 million asset impairment charge primarily in Consumer Beauty's color cosmetics business reflecting the more challenged category trends in the U.S. and Europe. Year-to-date reported operating margin was 4.9%, reflecting 590 basis points lower year-over-year.
•3Q25 reported operating loss of $280.4 million declined from reported operating income of $77.8 million in the prior year driven by a $212.8 million asset impairment charge primarily in Consumer Beauty's color cosmetics business, higher restructuring costs of $75.7 million and a $71.1 million loss on the divestiture of SKKN. As a result, 3Q25 reported loss margin was 21.6%.
•Year-to-date reported net loss of $309.0 million decreased from net income of $176.4 million in the prior year. Reported net income included an $189 million negative impact from the mark-to-market on the equity swap, compared with an $16 million negative impact in the prior year. Year-to-date reported net loss margin was 6.7%.
•3Q25 reported net loss of $409.0 million decreased from net income of $0.5 million in the prior year. Reported net income included a $60 million negative impact from the mark-to-market on the equity swap, compared with a $13 million impact from the mark-to-market on the equity swap in the prior year quarter. 3Q25 reported net loss margin was 31.5%.
•Year-to-date reported EPS of $(0.36) declined from $0.20 in the prior year. Year-to-date reported EPS included a negative impact from the equity swap mark-to-market of $0.21, compared with a $0.02 negative impact from the equity swap mark-to-market in the prior year.
•3Q25 reported EPS of $(0.47) decreased from $0.00 in the prior year. 3Q25 reported EPS included a negative impact from the equity swap mark-to-market of $0.07, compared with a $0.06 impact from equity swap mark-to-market in the prior year quarter.

Adjusted Profit:
•Year-to-date adjusted operating income of $785.2 million increased by 4% from $755.4 million in the prior year. Year-to-date adjusted operating margin of 16.9% was 100 basis points higher year-over-year compared with 15.9% in the prior year. The improvement in adjusted operating margin was driven by strong year-to-date gross margin expansion.
•3Q25 adjusted operating income of $147.9 million increased 3% from $143.9 million in the prior year. 3Q25 adjusted operating margin of 11.4% was 100 basis points higher year-over-year compared with 10.4%.
•Year-to-date adjusted EBITDA of $955.0 million increased 3% from $926.6 million in the prior year. Adjusted EBITDA margin of 20.6% increased by 110 basis points supported by the very strong year-to-date gross margin expansion.
•3Q25 adjusted EBITDA of $204.2 million increased 2% from $199.9 million in the prior year. Adjusted EBITDA margin of 15.7% increased by 130 basis points, boosted by short term savings.
•Year-to-date adjusted net income of $233.7 million decreased from $347.0 million in the prior year, reflecting a $189 million negative impact from the equity swap mark-to-market, compared with an $16 million negative impact in the prior year. Year-to-date adjusted net income margin of 5.0% decreased from 7.3% in the prior year.
•3Q25 adjusted net income of $6.8 million decreased from adjusted net income of $43.8 million in the prior year, reflecting a $60 million impact from the mark-to-market on the equity swap in the prior year. 3Q25 adjusted net income margin of 0.5% decreased from 3.2% in the prior year.
•Year-to-date adjusted EPS of $0.27 decreased from adjusted EPS of $0.39 in the prior year. Year-to-date adjusted EPS was lower year-over-year primarily due to a negative impact from the equity swap mark-to-

market of $0.21, compared with a $0.02 negative impact from the equity swap mark-to-market in the prior year.
•3Q25 adjusted EPS of $0.01 decreased from adjusted EPS of $0.05 in the prior year. 3Q25 adjusted EPS was lower year-over-year due to a negative impact from the equity swap mark-to-market of $0.07, compared with a $0.06 negative impact from equity swap mark-to-market in the prior year quarter.

Operating Cash Flow:
•Year-to-date cash from operations was $409.4 million decreased from $438.1 million during the same period in the prior year due to lower cash profit.
•3Q25 cash from operations outflow totaled $122.5 million improving from outflow of $170.0 million during the same period in the prior year.
•Year-to-date free cash flow of $242.7 million decreased from free cash flow of $252.7 million in the prior year driven by a $28.7 million decrease in operating cash flow and a $18.7 million decrease in capex.
•3Q25 free cash outflow of $168.4 million improved from free cash outflow of $234.3 million in the prior year driven by a $47.5 million increase in operating cash flow and a $18.4 million decrease in capex.

Financial Net Debt:
•Total debt of $3,858.8 million on March 31, 2025 increased from $3,459.0 million on December 31, 2024. This resulted in a total debt to net income ratio of 10.2x.
•Financial net debt of $3,615.3 million on March 31, 2025 decreased from $3,209.4 million on December 31, 2024. This resulted in financial leverage of 3.2x, up from 2.9x at the end of the prior quarter.
•The value of Coty's retained 25.8% Wella stake totaled $1,000.0 million at quarter-end, supporting Coty's economic net debt of $2,615.3 million.

Third Quarter Business Review by Segment*
Prestige
In the first nine months of FY25, Prestige net revenue of $3,059.6 million, or 66% of the Company's total sales, were slightly positive year-over-year on a reported basis as growth in prestige fragrances was mostly offset by lower year-over-year net revenue in the prestige makeup and skincare categories. This reported net revenue growth also included a 1% negative impact from FX. Prestige net revenue grew 2% on a LFL basis fiscal year-to-date. In 3Q25, Prestige net revenue of $829.4 million or 64% of Coty sales decreased 4% on a reported basis and included a 1% headwind from FX. On a LFL basis, net revenue declined 2.5% in the quarter. 3Q25 reported net revenue was impacted by declines in prestige makeup sales, a moderating prestige fragrance category and elevated prior year comparisons related to major fragrance launches.

In the first nine months of FY25, the Prestige segment generated reported operating income of $542.5 million, up from $531.0 million in the prior year. Fiscal year-to-date reported operating margin was 17.7%, up 30 basis points year-over-year. Year-to-date adjusted operating income was $698.5 million, up from $646.6 million in the prior year, with an adjusted operating margin of 22.8%, up 160 basis points year-over-year. Adjusted EBITDA rose to $781.7 million from $726.8 million in the prior year, with a margin of 25.5%, which expanded by 180 basis points year-over-year. In 3Q25, the Prestige segment generated reported operating income of $78.7 million, compared to $108.7 million in the prior year, resulting in reported operating margin of 9.5%, which declined by 300 basis points year-over-year. Adjusted operating income was $158.8 million in 3Q25, up from $147.3 million in the prior year, with an adjusted operating margin of 19.1%, which increased 210 basis points year-over-year. Adjusted EBITDA increased to $185.9 million from $173.0 million in the prior year quarter resulting in an adjusted EBITDA margin of 22.4%, up 250 basis points year-over-year.

Consumer Beauty
In the first nine months of FY25, Consumer Beauty net revenue of $1,580.9 million, or 34% of the Company's total sales, declined 7% on a reported basis, which included a 4% negative impact from FX. During this period, Consumer Beauty reported net revenue declined in body care and color cosmetics, which was partially offset by growth in mass fragrance and mass skincare. Consumer Beauty year-to-date net revenue declined 3% on a LFL basis. In 3Q25, Consumer Beauty net revenue of $469.7 million, or 36% of Coty sales, decreased by 9% on a reported basis. The quarterly decline in reported net revenue was driven by lower revenue in color cosmetics and body care coupled with a negative impact from FX of 4%. These declines were partially offset by growth in mass fragrance and mass skin care. In both periods, reported and LFL sales were impacted by the continued weakening in the mass color cosmetics market globally, particularly in the U.S.

In the first nine months of FY25, the Consumer Beauty segment posted a reported operating loss of $111.4 million, compared to reported operating income of $79.0 million in the prior year. The year-to-date reported loss margin was 7.0%. During the same period, adjusted operating income was $86.7 million, compared with $108.8 million in the prior year, with an adjusted operating margin of 5.5%, which decreased 90 basis points year-over-year. Adjusted EBITDA of $173.3 million declined from $199.8 million in the prior year, with a margin of 11.0%, down 80 basis points year-over-year. In 3Q25, the Consumer Beauty segment generated reported operating loss of $189.5 million, compared with a loss of $13.3 million in the prior year, with a reported loss margin of 40.3%. 3Q25 adjusted operating loss was $10.9 million compared to a loss of $3.4 million in the prior year, with an adjusted loss margin of 2.3%, deteriorating further from an adjusted operating loss margin of 0.7% in the prior year quarter. 3Q25 adjusted EBITDA of $18.3 million decreased slightly from $26.9 million in the prior year, resulting in an adjusted EBITDA margin of 3.9%, down 130 basis points year-over-year.

Third Quarter Fiscal 2025 Business Review by Region*
Americas
•In the first nine months of FY25, Americas net revenue of $1,861.8 million, or 40% of Coty sales, decreased 6% on a reported basis, which included a 5% negative impact from FX. On a LFL basis, Americas net revenue decreased by 1% and included a 2% benefit from Argentina, which experienced hyperinflation. In 3Q25, Americas net revenue of $529.7 million decreased 10% on a reported basis, including a 4% negative impact from FX, with LFL declines of 6%. This reported and LFL sales decline reflected lower Prestige net revenues in the U.S. in large part due to elevated innovation comparisons in the prior year and a higher level of retailer stock entering the year, lower Consumer Beauty net revenue in the U.S. impacted by the market deterioration in the quarter, and lower body care net revenue in Brazil.

EMEA
•In the first nine months of FY25, EMEA net revenue of $2,237.6 million, or 48% of Coty sales, increased 2% on a reported basis. On a LFL basis, EMEA net revenue increased by 3% in the first nine months. The year-to-date reported and LFL net revenue growth was supported by broad-based growth across most European markets, coupled with strong growth in Africa. In 3Q25, EMEA net revenue of $610.0 million decreased 3% on a reported basis reflecting by a 2% negative impact from FX coupled with by lower reported net revenue in Consumer Beauty and Prestige. On a LFL basis, EMEA net revenue decreased by 1% in the third quarter as growth in the Prestige segment was more than offset by lower net revenue in the Consumer Beauty segment.

Asia Pacific
•In the first nine months of FY25, Asia Pacific net revenue of $541.1 million, or 12% of Coty sales, decreased 7% on both a reported basis and LFL basis driven by lower Prestige revenues, partially offset by growth in Consumer Beauty net revenues. Coty's lower year-over-year net revenues in mainland China and the regional Travel Retail channel continued to be impacted by the challenging market dynamics, which were partially offset by double-digit percentage growth in Asia excluding China. In 3Q25, Asia Pacific net revenue of $159.4 million, decreased 5% on a reported basis largely driven by declines in Prestige net revenue in the Chinese mainland and the Asia Travel Retail channel. On a LFL basis, Asia Pacific net revenue decreased 4% in the third quarter.

Noteworthy Company Developments

Other noteworthy company developments include:

•On March 21, 2025, Coty announced the conclusion of its partnership with Kim Kardashian and the SKKN by Kim (“SKKN”) brand, with the closing of the sale of its 20% stake in the brand to SKIMS.
•On April 16, 2025, Coty announced improvements in its Environmental, Social, and Governance (ESG) ratings from both MSCI and Sustainalytics. The Company's MSCI ESG Rating has been upgraded to A from BB. The Company's Sustainalytics ESG rating is now at low risk and 3rd among Household Product companies.
•On April 24, 2025, Coty announced the launch the next phase of its transformative “All-in to Win” program, establishing a simplified and scaled operating model, reducing complexity across functions and markets, and sharpening its focus on top innovation and market priorities. The program is expected to generate annual fixed cost savings of approximately $130 million before taxes over two years. The one-time cash costs associated with the program are expected to be approximately $80 million, roughly evenly split between FY26 and FY27. In tandem, Coty will continue its ongoing productivity program, with FY25 savings on track with its original target of approximately $120M across the P&L, and is committed to the same targeted productivity savings for FY26 and beyond, primarily in supply chain and procurement. The combination of the fixed cost savings program and ongoing productivity savings is expected to deliver close to $500 million of savings between FY25 and FY27.

Conference Call
Coty Inc. will issue pre-recorded remarks on May 6, 2025 at approximately 4:45 PM (ET) / 10:45 PM (CET) and will hold a live question and answer session on May 7, 2025 beginning at 8:00 AM (ET) / 2:00 PM (CET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is 1-800-267-6316 in the U.S. or 1-203-518-9783 internationally (conference passcode number: COTY3Q25).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495
antonia_werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 120 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet.
Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, strategic transactions (including their expected timing and impact), expectations and/or plans with respect to joint ventures (including Wella and the timing and size of any related divestiture, distribution or return of capital), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock and expectations for stock repurchases), investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), plans for growth in growth engine markets, channels and other white spaces, synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and magnitude of any "true-up" payments in connection with the Company’s forward repurchase contracts, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s ongoing strategic transformation agenda (including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions, continued process improvements and supply chain changes), the impact, cost, timing and implementation of e-commerce and digital initiatives, the expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans, goals and our ability to achieve sustainability targets), the expected impact of geopolitical risks including the ongoing war in Ukraine and/or the armed conflict in the Middle East on its business operations, sales outlook and strategy, expectations regarding the impact of tariffs (including magnitude, scope and timing) and plans to manage such impact, expectations regarding economic recovery in Asia, consumer purchasing trends and the related impact on the Company’s plans for growth in China, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of the war in Ukraine and/or armed conflict in the Middle East, or due to a change in tariffs or trade policy impacting raw materials) and expectations regarding future service levels and inventory levels, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:

•the Company’s ability to successfully implement its multi-year strategic transformation agenda and compete effectively in the beauty industry, achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement its strategic priorities (including stabilizing its consumer beauty brands through leading innovation and improved execution, accelerating its prestige fragrance brands and ongoing expansion into prestige cosmetics, building a comprehensive skincare portfolio, enhancing its organizational growth capabilities including digital, direct-to-consumer (“DTC”) and research and development, expanding its presence in growth channels, in China and other growth engine markets, and establishing Coty as an industry leader in sustainability) in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products in the Company's skincare and prestige cosmetics portfolios, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to the Company's current and future marketing philosophy and consumer engagement activities (including digital marketing and media) and the Company's ability to effectively manage its production and inventory levels in response to demand;
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, and the fair value of the equity investment;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's transformation agenda, its global business strategies, the integration and management of the Company's strategic partnerships, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 or similar public health events on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy and any change in our stock repurchase plans;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the Company’s strategic partnerships, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration) and management of the partnerships, the Company’s relationships with its strategic partners, the Company's ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect the business or products of the Company’s strategic partnerships, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to the’ business model, revenue, sales force or business of any of the Company’s strategic partnerships;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products in the Company's skincare and prestige cosmetics portfolios;

•changes in the demand for the Company’s products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars and other hostilities and armed conflicts, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any escalation or expansion thereof, armed conflict in the Middle East, the current administration in the U.S. and related changes to regulatory and trade policies, changes in the U.S. tax code and/or other jurisdictions where the Company operates (including recent and pending implementation of the global minimum corporate tax (part of the “Pillar Two Model Rules”) that may impact the Company's tax liability in the European Union), and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates (and the Company’s ability to manage the impact of such changes), potential regulatory limits on payment terms in the European Union, future changes in sanctions regulations, recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging, and recent and future regulatory measures restricting or otherwise impacting the use of web sites, mobile applications or social media platforms that the Company uses in connection with its digital marketing and e-commerce activities;
•currency exchange rate volatility and currency devaluation and/or inflation;
•our ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to the Company's joint ventures or strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in the availability and distribution of raw materials and components needed to manufacture the Company's products, and the Company's ability to effectively manage its production and inventory levels in response to supply challenges;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from public health events, the outbreak of war or hostilities (including the war in Ukraine and armed conflict in the Middle East (including the Red Sea conflict) and any escalation or expansion thereof), the impact of global supply chain challenges or other disruptions in the international flow of goods (including disruptions arising from changing tariff scenarios), and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•the Company’s ability to adapt its business to address climate change concerns, including through the implementation of new or unproven technologies or processes, and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), new diligence requirements and the impact of such measures or processes on its costs, business operations and strategy;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working practices, and the Company’s ability or the ability of any of the third-party service providers the Company uses to support its business, to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and similar state laws, the Brazil General Data Protection Law, and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company’s ability to attract and retain key personnel and the impact of senior management transitions;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Company’s ongoing strategic transformation agenda and continued process improvements on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with JAB Beauty B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliate KKR Bidco is an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2024 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues, EBITDA, and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted” (collectively the Adjusted Performance Measures). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Adjusted operating income/Adjusted EBITDA from Coty Inc., (as well as adjusted operating income margin and adjusted EBITDA margin, which are calculated by dividing Adjusted operating income from Coty Inc. and Adjusted EBITDA from Coty Inc., respectively, by net revenues) exclude restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA and adjusted EBITDA margin, in addition to the preceding, we exclude the adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and exclude divestitures, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense and deemed preferred stock dividends, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.

Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company has excluded acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company has excluded the costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company's ability to utilize existing assets and estimate their long-term value. Furthermore, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of operating performance.
•Asset impairment charges: The Company has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Gain on sale and early license termination: We have excluded the impact of gain on sale and early license termination as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale and early license termination.
•Costs related to market exit: We have excluded the impact of direct incremental costs related to our decision to wind down our business operations in Russia. We believe that these direct and incremental costs are inconsistent and infrequent in nature. Consequently, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Gains on sale of real estate: The Company has excluded the impact of Gains on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.
•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: We have excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as well as expenses related to potential or actual sales transactions reducing equity investments, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. Such transactions do not reflect our operating results and we have excluded the impact as our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.

•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant noncontrolling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities. Also, in connection with our market exit in Russia, we have adjusted for the release of tax charges previously taken related to certain direct incremental impacts of the decision.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For reconciliations of: (i) adjusted EBITDA (and adjusted EBITDA margin) and adjusted operating income (and adjusted operating income margin) to net income (and net income margin), and (ii) adjusted segment operating income (and adjusted segment operating income margin) to segment operating income (and segment operating income margin), see the tables entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Operating Income and Adjusted EBITDA” and "Reconciliations of Segment Reported Operating Income (Loss) to Segment Adjusted Operating Income (Loss) and Segment Adjusted EBITDA, respectively." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates for Coty Inc.” For a reconciliation of adjusted net income and adjusted net income margin to net income (and net income margin), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.”
We operate on a global basis, with the majority of our net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented in “constant currency”, excluding the impact of foreign currency exchange translations to provide a framework for assessing how our underlying businesses performed excluding the impact of foreign currency exchange translations. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using prior year foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate, or for the impacts of hyperinflation. The constant currency information we present may not be comparable to similarly titled measures reported by other companies.
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

THIRD QUARTER BY SEGMENT (COTY INC)

	Three Months Ended March 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2025	2024	Reported Basis	LFL(a)	2025	Change	Margin	2025	Change	Margin
Prestige	$829.4	$867.2	(4%)	(3%)	$78.7	(28%)	10%	$158.8	8%	19%
Consumer Beauty	469.7	518.4	(9%)	(5%)	(189.5)	<(100%)	(40)%	(10.9)	<(100%)	(2%)
Corporate	—	—	N/A	N/A	(169.6)	<(100%)	N/A	—	N/A	N/A
Total	$1,299.1	$1,385.6	(6%)	(3%)	$(280.4)	<(100%)	(22)%	$147.9	3%	11%
(a) Consolidated LFL results, Prestige LFL results, and Consumer Beauty LFL results for the three months ended March 31, 2025 include an immaterial help from Argentina resulting from significant price increases due to hyperinflation.

	Nine Months Ended March 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2025	2024	Reported Basis	LFL(a)	2025	Change	Margin	2025	Change	Margin
Prestige	$3,059.6	$3,054.5	0%	2%	$542.5	2%	18%	$698.5	8%	23%
Consumer Beauty	1,580.9	1,700.1	(7%)	(3%)	(111.4)	<(100%)	(7)%	86.7	(20%)	5%
Corporate	—	—	N/A	N/A	(205.5)	<(100%)	N/A	—	N/A	N/A
Total	$4,640.5	$4,754.6	(2%)	0%	$225.6	(56%)	5%	$785.2	4%	17%

(a) Consolidated LFL results for the nine months ended March 31, 2025 include 1% help from Argentina resulting from significant price increases due to      hyperinflation.
Prestige LFL results for the nine months ended March 31, 2025 include 1% help from Argentina resulting from significant price increases due to      hyperinflation.
Consumer Beauty LFL results for the nine months ended March 31, 2025 include 1% help from Argentina resulting from significant price increases due to      hyperinflation.

	Adjusted EBITDA
	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions)	2025	2024	2025	2024
Prestige	$185.9	$173.0	$781.7	$726.8
Consumer Beauty	18.3	26.9	173.3	199.8
Corporate	—	—	—	—
Total	$204.2	$199.9	$955.0	$926.6

THIRD QUARTER FISCAL 2025 BY REGION

Coty, Inc.

	Three Months Ended March 31,				Nine Months Ended March 31,
	Net Revenues		Change		Net Revenues		Change
(in millions)	2025	2024	Reported Basis	LFL(a)	2025	2024	Reported Basis	LFL(a)
Americas	$529.7	$589.0	(10)%	(6)%	$1,861.8	$1,984.9	(6)%	(1)%
EMEA	610.0	628.0	(3)%	(1)%	2,237.6	2,185.9	2%	3%
Asia Pacific	159.4	168.6	(5)%	(4)%	541.1	583.8	(7)%	(7)%
Total	$1,299.1	$1,385.6	(6)%	(3)%	$4,640.5	$4,754.6	(2)%	—%
(a) Americas LFL results for the three and nine months ended March 31, 2025 include 0% help and 2% help, respectively from Argentina resulting from significant price increases due to hyperinflation.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions, except per share data)	2025	2024	2025	2024
Net revenues	$1,299.1	$1,385.6	$4,640.5	$4,754.6
Cost of sales	466.7	487.8	1,599.3	1,690.8
as % of Net revenues	35.9%	35.2%	34.5%	35.6%
Gross profit	832.4	897.8	3,041.2	3,063.8
Gross margin	64.1%	64.8%	65.5%	64.4%

Selling, general and administrative expenses	777.5	770.6	2,382.8	2,371.4
as % of Net revenues	59.8%	55.6%	51.3%	49.9%
Amortization expense	45.9	48.5	141.3	145.4
Restructuring costs	76.6	0.9	78.7	35.0
Asset impairment charges	212.8	—	212.8	—
Operating (loss) income	(280.4)	77.8	225.6	512.0
as % of Net revenues	(21.6%)	5.6%	4.9%	10.8%
Interest expense, net	47.9	60.4	164.1	190.3
Other expense (income), net	132.3	14.0	332.8	9.8
(Loss) income before income taxes	(460.6)	3.4	(271.3)	311.9
as % of Net revenues	(35.5%)	0.2%	(5.8%)	6.6%
(Benefit) Provision for income taxes	(58.4)	(5.4)	9.6	106.9
Net (loss) income	(402.2)	8.8	(280.9)	205.0
as % of Net revenues	(31.0%)	0.6%	(6.1%)	4.3%
Net income attributable to noncontrolling interests	2.0	2.4	5.7	4.0
Net income attributable to redeemable noncontrolling interests	1.5	2.6	12.5	14.7
Net (loss) income attributable to Coty Inc.	$(405.7)	$3.8	$(299.1)	$186.3
Amounts attributable to Coty Inc.
Net (loss) income	$(405.7)	$3.8	$(299.1)	$186.3
Convertible Series B Preferred Stock dividends	(3.3)	(3.3)	(9.9)	(9.9)
Net (loss) income attributable to common stockholders	$(409.0)	$0.5	$(309.0)	$176.4

Earnings per common share:
Basic for Coty Inc.	$(0.47)	$—	$(0.36)	$0.20
Diluted for Coty Inc.(a)	$(0.47)	$—	$(0.36)	$0.20
Weighted-average common shares outstanding:
Basic	872.1	883.1	870.4	876.7
Diluted(a)(b)	872.1	892.0	870.4	886.1

Depreciation - Coty Inc.	$59.3	$56.0	$174.1	$171.2
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock, and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, RSUs and PRSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $3.3, and to reverse the impact of fair market value losses/(gains) for contracts with the option to settle in shares or cash of $60.0 and $7.1, respectively, if dilutive, for the three months ended March 31, 2025 and 2024 on net income applicable to common stockholders during the period. The if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $9,9, and to reverse the impact of fair market value losses/(gains) for contracts with the option to settle in shares or cash of $188.9 and $6.9 respectively, if dilutive, for the nine months ended March 31, 2025 and 2024 on net income applicable to common stockholders during the period.
(b)For the three months ended March 31, 2025 and 2024, outstanding stock options with rights to purchase 3.4 million and 1.7 million shares of Common Stock were anti-dilutive and excluded from the computation of diluted EPS. Series A Preferred Stock had no dilutive effect, as the exchange right expired on March 27, 2024. For the nine months ended March 31, 2025 and 2024, outstanding stock options and Series A Preferred Stock with purchase or conversion rights to purchase 3.5 million and 2.5 million weighted average shares of Common Stock, respectively, were anti-dilutive and excluded from the computation of diluted EPS.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended March 31, 2025
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,299.1	$—	$1,299.1
Gross profit	832.4	3.0	835.4
Gross margin	64.1%		64.3%
Operating (loss) income	(280.4)	428.3	147.9
as % of Net revenues	(21.6%)		11.4%
Net (loss) income attributable to common stockholders	(409.0)	415.8	6.8
as % of Net revenues	(31.5%)		0.5%
Adjusted EBITDA			204.2
as % of Net revenues			15.7%

EPS (diluted)	$(0.47)		$0.01

Adjusted diluted EPS includes $0.07 hurt related to the net impact of the Total Return Swaps in the three months ended March 31, 2025.

	Three Months Ended March 31, 2024
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,385.6	$—	$1,385.6
Gross profit	897.8	—	897.8
Gross margin	64.8%		64.8%
Operating income	77.8	66.1	143.9
as % of Net revenues	5.6%		10.4%
Net income attributable to common stockholders	0.5	43.3	43.8
as % of Net revenues	—%		3.2%
Adjusted EBITDA			199.9
as % of Net revenues			14.4%

EPS (diluted)	$—		$0.05
Adjusted diluted EPS includes $0.01 hurt related to the net impact of the Total Return Swaps in the three months ended March 31, 2024.

(a) See “Reconciliation of Reported Net Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Nine Months Ended March 31, 2025
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$4,640.5	$—	$4,640.5
Gross profit	3,041.2	4.3	3,045.5
Gross margin	65.5%		65.6%
Operating income	225.6	559.6	785.2
as % of Net revenues	4.9%		16.9%
Net (loss) income attributable to common stockholders	(309.0)	542.7	233.7
as % of Net revenues	(6.7%)		5.0%
Adjusted EBITDA			955.0
as % of Net revenues			20.6%

EPS (diluted)	$(0.36)		$0.27

Adjusted diluted EPS includes $0.21 hurt related to the net impact of the Total Return Swaps in the nine months ended March 31, 2025.

	Nine Months Ended March 31, 2024
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$4,754.6	$—	$4,754.6
Gross profit	3,063.8	—	3,063.8
Gross margin	64.4%		64.4%
Operating income	512.0	243.4	755.4
as % of Net revenues	10.8%		15.9%
Net income attributable to common stockholders	176.4	170.6	347.0
as % of Net revenues	3.7%		7.3%
Adjusted EBITDA			926.6
as % of Net revenues			19.5%

EPS (diluted)	$0.20		$0.39
Adjusted diluted EPS includes $0.02 hurt related to the net impact of the Total Return Swaps in the nine months ended March 31, 2024.

(a) See “Reconciliation of Reported Net Income to Adjusted Operating Income, and Adjusted EBITDA” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

COTY INC.	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2025	2024	Change	2025	2024	Change
Net (loss) income	$(402.2)	$8.8	<(100%)	$(280.9)	$205.0	<(100%)
Net (loss) income margin	(31.0)%	0.6%		(6.1)%	4.3%
(Benefit) Provision for income taxes	(58.4)	(5.4)	<(100%)	9.6	106.9	(91%)
(Loss) Income before income taxes	$(460.6)	$3.4	<(100%)	$(271.3)	$311.9	<(100%)
Interest expense, net	47.9	60.4	(21%)	164.1	190.3	(14%)
Other expense (income), net	132.3	14.0	>100%	332.8	9.8	>100%
Reported Operating (loss) income	$(280.4)	77.8	<(100%)	$225.6	$512.0	(56%)
Reported operating (loss) income margin	(21.6%)	5.6%		4.9%	10.8%
Asset impairment charges	212.8	—	N/A	212.8	—	N/A
Amortization expense	45.9	48.5	(5%)	141.3	145.4	(3%)
Restructuring and other business realignment costs	87.2	(1.7)	>100%	90.6	29.6	>100%
Stock-based compensation	12.1	20.5	(41%)	44.6	70.4	(37%)
Loss (Gain) on sale of real estate	—	—	N/A	—	(1.6)	100%
Early license termination and market exit costs	70.3	(1.2)	42%	70.3	(0.4)	>100%
Total adjustments to reported operating income	428.3	66.1	>100%	559.6	243.4	>100%
Adjusted Operating income	$147.9	$143.9	3%	$785.2	$755.4	4%
Adjusted operating income margin	11.4%	10.4%		16.9%	15.9%
Adjusted depreciation	56.3	56.0	1%	169.8	171.2	(1%)
Adjusted EBITDA	$204.2	$199.9	2%	$955.0	$926.6	3%
Adjusted EBITDA margin	15.7%	14.4%		20.6%	19.5%

RECONCILIATIONS OF SEGMENT REPORTED OPERATING INCOME (LOSS) TO SEGMENT ADJUSTED OPERATING INCOME (LOSS) AND SEGMENT ADJUSTED EBITDA

OPERATING INCOME, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- PRESTIGE SEGMENT

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2025	2024	Change %	2025	2024	Change %
Reported operating income	$78.7	$108.7	(28)%	$542.5	$531.0	2%
Reported operating income margin	9.5%	12.5%		17.7%	17.4%
Amortization expense	37.2	38.6	(4%)	113.1	115.6	(2%)
Asset impairment charges	42.9	—	N/A	42.9	—	N/A
Total adjustments to reported operating income	80.1	38.6	>100%	156.0	115.6	35%
Adjusted operating income	$158.8	147.3	8%	$698.5	646.6	8%
Adjusted operating income margin	19.1%	17.0%		22.8%	21.2%
Adjusted depreciation	27.1	25.7	5%	83.2	80.2	4%
Adjusted EBITDA	$185.9	173.0	7%	$781.7	726.8	8%
Adjusted EBITDA margin	22.4%	19.9%		25.5%	23.8%

OPERATING INCOME, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- CONSUMER BEAUTY SEGMENT

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2025	2024	Change %	2025	2024	Change %
Reported operating (loss) income	$(189.5)	$(13.3)	<(100%)	$(111.4)	$79.0	<(100%)
Reported operating (loss) income margin	(40.3)%	(2.6)%		(7.0)%	4.6%
Amortization expense	8.7	9.9	(12%)	28.2	29.8	(5%)
Asset impairment charges	169.9	—	N/A	169.9	—	N/A
Total adjustments to reported operating income	178.6	9.9	>100%	198.1	29.8	>100%
Adjusted operating (loss) income	$(10.9)	(3.4)	<(100%)	$86.7	108.8	(20%)
Adjusted operating (loss) income margin	(2.3)%	(0.7)%		5.5%	6.4%
Adjusted depreciation	29.2	30.3	(4%)	86.6	91.0	(5%)
Adjusted EBITDA	$18.3	26.9	(32%)	$173.3	199.8	(13%)
Adjusted EBITDA margin	3.9%	5.2%		11.0%	11.8%
OPERATING LOSS, ADJUSTED OPERATING LOSS AND ADJUSTED EBITDA- CORPORATE SEGMENT

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2025	2024	Change %	2025	2024	Change %
Reported operating loss	$(169.6)	$(17.6)	<(100%)	$(205.5)	$(98.0)	<(100%)
Reported operating loss margin	N/A	N/A		N/A	N/A
Restructuring and other business realignment costs	87.2	(1.7)	>100%	90.6	29.6	>100%
Stock-based compensation	12.1	20.5	(41%)	44.6	70.4	(37%)
(Gain) on sale of real estate	$—	$—	N/A	$—	$(1.6)	100%
Early license termination and market exit costs	$70.3	$(1.2)	>100%	$70.3	$(0.4)	>100%
Total adjustments to reported operating income	169.6	17.6	>100%	205.5	98.0	>100%
Adjusted operating loss	$—	$—	N/A	$—	$—	N/A
Adjusted operating loss margin	N/A	N/A		N/A	N/A
Adjusted depreciation	—	—	N/A	—	—	N/A
Adjusted EBITDA	$—	$—	N/A	$—	$—	N/A
Adjusted EBITDA margin	N/A	N/A		N/A	N/A

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR COTY INC.

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
(in millions)	Income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	Income before income taxes	(Benefit) Provision for income taxes	Effective tax rate
Reported (Loss) Income before income taxes	$(460.6)	$(58.4)	12.7%	$3.4	$(5.4)	(158.8)%
Adjustments to Reported Operating Income (a)	428.3			66.1
Change in fair value of investment in Wella Company (c)	53.0			(3.0)
Other adjustments (d)	0.8			0.2
Total Adjustments (b)	482.1	64.6		63.3	18.3
Adjusted Income before income taxes	$21.5	$6.2	28.8%	$66.7	$12.9	19.3%

The adjusted effective tax rate was 28.8% for the three months ended March 31, 2025 compared to 19.3% for the three months ended March 31, 2024. The difference is primarily due to the loss on forward repurchase contracts having a higher proportional impact in the current period.

	Nine Months Ended March 31, 2025			Nine Months Ended March 31, 2024
(in millions)	Income before income taxes	Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported (Loss) Income before income taxes - Continuing Operations	$(271.3)	$9.6	(3.5)%	$311.9	$106.9	34.3%
Adjustments to Reported Operating Income (a)	559.6			243.4
Change in fair value of investment in Wella Company (c)	85.0			(20.0)
Other adjustments (d)	0.4			4.3
Total Adjustments (b)	645.0	97.2		227.7	52.0
Adjusted Income before income taxes - Continuing Operations	$373.7	$106.8	28.6%	$539.6	$158.9	29.4%

The adjusted effective tax rate was 28.6% for the nine months ended March 31, 2025 compared to 29.4% for the nine months ended March 31, 2024. The difference is primarily due to an expense of $24.3 recognized on the revaluation of the Company's deferred tax liabilities due to a tax rate increase enacted in Switzerland in the prior period.

(a) See a description of adjustments under “Reconciliation of Reported Net Income to Adjusted Operating Income and Adjusted EBITDA for Coty Inc.
(b) The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability. The total tax impact on adjustments in the current period includes a tax benefit of $10.0 on the resolution of uncertain tax positions associated with the Company’s exit from Russia in fiscal 2022.
(c) The amount represents the unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
(d) For the three months ended March 31, 2025, this primarily represents recovery of previously written-off non-income tax credits, the amortization of basis differences in certain equity method investments, and net loss on the sale of an equity investment. For the three months ended March 31, 2024, this primarily represents adjustments for equity loss from KKW.
For the nine months ended March 31, 2025, this primarily represents recovery of previously written-off non-income tax credits, the amortization of basis differences in certain equity method investments, and net loss on the sale of an equity investment. For the nine months ended March 31, 2024, this primarily represents divestiture-related costs related to our equity investments and loss from our equity investment in KKW.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2025	2024	Change	2025	2024	Change
Net (loss) income attributable to Coty Inc.	$(405.7)	$3.8	<(100%)	$(299.1)	$186.3	<(100%)
Convertible Series B Preferred Stock dividends (c)	(3.3)	(3.3)	—%	(9.9)	(9.9)	—%
Reported Net (loss) income attributable to common stockholders	$(409.0)	$0.5	<(100%)	$(309.0)	$176.4	<(100%)
% of Net revenues	(31.5%)	—%		(6.7%)	3.7%
Adjustments to Reported Operating income (a)	428.3	66.1	>100%	559.6	243.4	>100%
Change in fair value of investment in Wella Company (d)	53.0	(3.0)	>100%	85.0	(20.0)	>100%
Adjustments to other expense (e)	0.8	0.2	>100%	0.4	4.3	(91%)
Adjustments to noncontrolling interests (b)	(1.7)	(1.7)	—%	(5.1)	(5.1)	—%
Change in tax provision due to adjustments to Reported Net (loss) income attributable to Coty Inc.	(64.6)	(18.3)	<(100%)	(97.2)	(52.0)	(87%)
Adjusted Net (loss) income attributable to Coty Inc.	$6.8	$43.8	(84%)	$233.7	$347.0	(33%)
% of Net revenues	0.5%	3.2%		5.0%	7.3%

Per Share Data
Adjusted weighted-average common shares
Basic	872.1	883.1		870.4	876.7
Diluted (c)(f)	875.0	892.0		875.5	886.1
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$0.01	$0.05		$0.27	$0.40
Diluted (c)	$0.01	$0.05		$0.27	$0.39

 Adjusted diluted EPS includes $0.07 hurt and $0.21 hurt related to the net impact of the Total Return Swaps in the three and nine months ended March 31, 2025, respectively. Adjusted diluted EPS includes $0.01 hurt and $0.02 hurt related to the net impact of the Total Return Swaps in the three and nine months ended March 31, 2024, respectively.

(a)See a description of adjustments under “Net Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock and the Forward Repurchase Contracts, if applicable. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, PRSUs and RSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc. while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends and the impact of fair market value (gains)/losses for contracts with the option to settle in shares or cash, if dilutive, on net income applicable to common stockholders during the period.
(d)The amount represents the unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended March 31, 2025, this primarily represents recovery of previously written-off non-income tax credits, the amortization of basis differences in certain equity method investments, and net loss on the sale of an equity investment. For the three months ended March 31, 2024, this primarily represents adjustments for equity loss from KKW.
For the nine months ended March 31, 2025, this primarily represents recovery of previously written-off non-income tax credits, the amortization of basis differences in certain equity method investments, and net loss on the sale of an equity investment. For the nine months ended March 31, 2024, this primarily represents divestiture-related costs related to our equity investments and loss from equity investment in KKW.
(f)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three months ended March 31, 2025 and 2024, no dilutive shares of the Forward Repurchase Contracts were included in the computation of adjusted diluted EPS as their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value losses/(gains) for contracts with the option to settle in shares or cash of $60.0 and $7.1, respectively. For the three months ended March 31, 2025 and 2024, Convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) was anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $3.3.
Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the nine months ended March 31, 2025 and 2024, no dilutive shares of the Forward Repurchase Contracts were included in the computation of adjusted diluted EPS as their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value losses/(gains) for contracts with the option to settle in shares or cash of $188.9 and $6.9, respectively. For the nine months ended March 31, 2025 and 2024, convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) were anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $9.9.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions)	2025	2024	2025	2024
Net cash provided by operating activities	$(122.5)	$(170.0)	$409.4	$438.1
Capital expenditures	(45.9)	(64.3)	(166.7)	(185.4)
Free cash flow	$(168.4)	$(234.3)	$242.7	$252.7
RECONCILIATION OF TOTAL DEBT TO FINANCIAL NET DEBT AND ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	March 31, 2025
Total debt[1]	$3,858.8
Less: Cash and cash equivalents	243.5
Financial Net debt	$3,615.3
Less: Value of Wella stake	1,000.0
Economic Net debt	$2,615.3

1 Total debt is derived from footnote 9 from the Form 10-Q for the quarter-ended March 31, 2025 and includes both the Company's short-term and long-term debt (including the current portion of long-term debt)

RECONCILIATION OF TTM(a) NET INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

					Twelve months ended
	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	March 31, 2025
(in millions)
Net income (loss) from continuing operations	$(95.6)	$90.7	$30.6	$(402.2)	$(376.5)
Provision (benefit) for income taxes on continuing operations	$(11.8)	$42.0	$26.0	$(58.4)	$(2.2)
Income (loss) from continuing operations before income taxes	$(107.4)	$132.7	$56.6	$(460.6)	$(378.7)
Interest expense, net	$61.7	$61.8	$54.4	$47.9	$225.8
Other (income) expense, net	$80.4	$43.3	$157.2	$132.3	$413.2
Reported operating income from continuing operations	$34.7	$237.8	$268.2	$(280.4)	$260.3
Amortization expense	$48.0	$48.1	$47.3	$45.9	$189.3
Restructuring and other business realignment costs	$7.0	$0.7	$2.7	$87.2	$97.6
Stock-based compensation	$18.4	$17.0	$15.5	$12.1	$63.0
Asset impairment charges	$—	$—	$—	$212.8	$212.8
Early license termination and market exit costs	$(0.1)	$—	$—	$70.3	$70.2
Total adjustments to reported operating loss	$73.3	$65.8	$65.5	$428.3	$632.9
Adjusted operating income	$108.0	$303.6	$333.7	$147.9	$893.2
Add: Adjusted depreciation(b)	$56.5	$56.5	$57.0	$56.3	$226.3
Adjusted EBITDA	$164.5	$360.1	$390.7	$204.2	$1,119.5
(a)Trailing twelve months (TTM) net income from continuing operations, reported operating income, adjusted operating income, and adjusted EBITDA represents the summation of each of these financial metrics for the quarters ended March 31, 2025, December 31, 2024, September 30, 2024, and June 30, 2024.
(b)Adjusted depreciation for the twelve months ended March 31, 2025 represents depreciation expense for Coty Inc for the period, excluding accelerated depreciation.

COMPARISON OF TOTAL DEBT/NET INCOME FROM CONTINUING OPERATIONS TO FINANCIAL NET DEBT/ADJUSTED EBITDA

			Numerator
			Total Debt	Financial Net Debt(c)
			$3,858.8	$3,615.3
Denominator	TTM Net loss from continuing operations(b)	$(376.5)	10.2	N/R(d)
	TTM Adjusted EBITDA(a)	$1,119.5	N/R(d)	3.2
(a)TTM Adjusted EBITDA for the twelve months ended March 31, 2025 represents the summation of Adjusted EBITDA for each of the quarters ended March 31, 2025, December 31, 2024, September 30, 2024, and June 30, 2024. For a reconciliation of net income (loss) from continuing operations to Adjusted EBITDA for each of those periods, see the table entitled "Reconciliation of TTM Net Income to Adjusted Operating Income and Adjusted EBITDA" for each of those periods.
(b)TTM net income from continuing operations for the twelve months ended March 31, 2025 represents the summation of net income from continuing operations for each of the quarters ended March 31, 2025, December 31, 2024, September 30, 2024, and June 30, 2024.
(c)Financial Net Debt equals Total Debt minus Cash and cash equivalents as of March 31, 2025. See table titled "Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt".
(d)Not relevant.

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended March 31, 2025 vs. Three Months Ended March 31, 2024 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures (a)	LFL(b)
Prestige	(4)%	(3)%	—%	(3)%
Consumer Beauty	(9)%	(5)%	—%	(5)%
Total Continuing Operations	(6)%	(3)%	—%	(3)%

	Nine Months Ended March 31, 2025 vs. Nine Months Ended March 31, 2024 Net Revenue Change

Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures(a)	LFL(b)
Prestige	—%	1%	(1)%	2%
Consumer Beauty	(7)%	(3)%	—%	(3)%
Total Continuing Operations	(2)%	—%	—%	—%
(a)The Company had an early license termination with Lacoste and concluded the sell-off period at the end of the second quarter of fiscal 2024. In calculating the YTD YoY LFL revenue change, to maintain comparability, we have excluded the first and second quarters of fiscal 2024 Lacoste contribution.
(b) Consolidated LFL results, Prestige LFL results, and Consumer Beauty LFL results for the three months ended March 31, 2025 include an immaterial help from Argentina resulting from significant price increases due to hyperinflation.
Consolidated LFL results for the nine months ended March 31, 2025 include 1% help from Argentina resulting from significant price increases due to hyperinflation. Prestige LFL results for the nine months ended March 31, 2025 include 1% help from Argentina resulting from significant price increases due to hyperinflation. Consumer Beauty LFL results for the nine months ended March 31, 2025 include 1% help from Argentina resulting from significant price increases due to hyperinflation

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2025	June 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$243.5	$300.8
Restricted cash	15.9	19.8
Trade receivables, net	572.9	441.6
Inventories	717.3	764.1
Prepaid expenses and other current assets	380.5	437.2
Total current assets	1,930.1	1,963.5
Property and equipment, net	673.9	718.9
Goodwill	3,903.5	3,905.7
Other intangible assets, net	3,099.0	3,565.6
Equity investments	1,000.0	1,090.6
Operating lease right-of-use assets	262.9	255.3
Other noncurrent assets	601.1	582.9
TOTAL ASSETS	$11,470.5	$12,082.5

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,279.8	$1,405.6
Short-term debt and current portion of long-term debt	9.4	3.0
Other current liabilities	1,070.4	1,193.2
Total current liabilities	2,359.6	2,601.8
Long-term debt, net	3,796.1	3,841.8
Long-term operating lease liabilities	224.8	218.7
Other noncurrent liabilities	1,170.5	1,172.5
TOTAL LIABILITIES	7,551.0	7,834.8

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	142.4
REDEEMABLE NONCONTROLLING INTERESTS	101.9	93.6
Total Coty Inc. stockholders’ equity	3,495.0	3,827.1
Noncontrolling interests	180.2	184.6
Total equity	3,675.2	4,011.7
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$11,470.5	$12,082.5

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(280.9)	$205.0

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	315.3	316.6
Non-cash lease expense	46.8	46.7
Deferred income taxes	(41.2)	39.0
Provision for bad debts	8.7	3.5
Provision for pension and other post-employment benefits	8.2	7.6
Share-based compensation	44.7	70.4
Asset impairment charges	212.8	—
Other	424.9	25.9
Change in operating assets and liabilities:
Trade receivables	(156.0)	(131.9)
Inventories	46.9	83.5
Prepaid expenses and other current assets	23.3	8.4
Accounts payable	(82.9)	(165.5)
Accrued expenses and other current liabilities	(141.4)	47.4
Operating lease liabilities	(42.7)	(44.4)
Other assets and liabilities, net	22.9	(74.1)
Net cash provided by operating activities	409.4	438.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(166.7)	(185.4)
Proceeds from contingent consideration, license agreements, and sale of other long-lived assets, net	12.6	23.9
Proceeds from termination of collaboration agreement/sale of equity investment	74.0	—
Net cash used in investing activities	(80.1)	(161.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term debt	5.0	—
Proceeds from revolving loan facilities	1,951.3	1,745.2
Repayments of revolving loan facilities	(1,562.7)	(1,704.0)
Proceeds from issuance of other long-term debt	—	1,284.3
Repayments of term loans and other long term debt	(490.6)	(1,613.6)
Dividend payments on Common Stock and Convertible Series B Preferred Stock	(9.9)	(10.1)
Net proceeds from issuance of Class A Common Stock	—	355.5
Net payments of foreign currency contracts	(14.0)	(2.8)
Payments related to forward repurchase contracts and settlement, including hedge valuation adjustment	(282.3)	(234.0)
Refunds related to hedge valuation adjustment	61.8	—
Distributions to noncontrolling interests and redeemable noncontrolling interests	(23.9)	(18.1)
Payment of deferred financing fees	(2.0)	(40.4)
All other	(16.8)	(26.1)
Net cash used in financing activities	(384.1)	(264.1)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(6.4)	(10.1)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(61.2)	2.4
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	320.6	283.8
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$259.4	$286.2